UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2011

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael S. Taff, our Senior Vice President and Chief Financial Officer, exercised his rights under the Restructuring Transaction Retention Agreement entered into between Mr. Taff and McDermott International, Inc. (“McDermott”), our former parent company, dated as of December 10, 2009 (as assumed by us, the “Retention Agreement”) and notified us on June 29, 2011 of his decision to terminate his employment, effective July 30, 2011 (the “Termination Date”). Mr. Taff will continue to serve as our chief financial officer following the Termination Date pursuant to a consulting agreement. A summary of the consulting agreement is provided below and qualified by reference to the complete agreement which is attached as Exhibit 10.1 and incorporated herein by reference. A copy of the press release regarding Mr. Taff is furnished as Exhibit 99.1.

Following the December 2009 announcement by McDermott to spin-off The Babcock & Wilcox Company, McDermott entered into the Retention Agreement with Mr. Taff. The Retention Agreement provides, among other things, that in the event of a qualifying termination Mr. Taff would receive, subject to the execution by him of a release of claims against us and certain affiliated persons and parties, severance benefits generally consisting of (1) a cash payment equal to two times the sum of his annual base salary and target annual incentive compensation, (2) a cash payment equal to his target annual incentive compensation prorated as of his termination, (3) a cash payment equal to two years of medical benefits; (4) continued medical coverage for 48 months (Mr. Taff to be responsible for payment of COBRA premiums) and (5) full vesting of any equity awards then outstanding for at least one year from the applicable date of grant. It was contemplated in the Retention Agreement that Mr. Taff’s employment with McDermott would terminate following the spin-off (which was completed July 30, 2010) and he would serve as our chief financial officer. Moreover, the Retention Agreement provided that such change in service would not constitute a qualifying termination, and instead Mr. Taff may terminate his employment with us on the first anniversary of the spin-off and that such termination would constitute a qualifying termination entitling him to the severance benefits set forth in the Retention Agreement. In connection with the spin-off, we generally assumed the rights and obligations arising under the Retention Agreement. This summary of the Retention Agreement is qualified by reference to the complete Retention Agreement, which was filed as Exhibit 10.11 to our Form 10 filed with the Securities and Exchange Commission on April 23, 2010.

In connection with Mr. Taff’s election to terminate employment under his Retention Agreement, we entered into a Consulting Agreement with Mr. Taff dated as of June 29, 2011, under which following the Termination Date he will provide us financial services as Senior Vice President and Chief Financial Officer and assist us in the search for a successor chief financial officer until July 31, 2012, unless terminated earlier. Under the Consulting Agreement, Mr. Taff will receive (1) consulting payments of $112,629 per month, (2) a furnished apartment and a car in Charlotte, North Carolina for use during the consulting period and (3) a per diem based on the monthly consulting fee for transition assistance, if any, following the consulting period. The agreement also includes restrictions on Mr. Taff’s ability to solicit our employees during the consulting period and for a period of 12 months thereafter and to compete with us during the consulting period.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release

10.1	Consulting Agreement dated as of June 29, 2011 by and between The Babcock & Wilcox Company and Michael S. Taff

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

July 1, 2011

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